March 10, 2008

Dear Shareholder:

As 2008 begins, I wanted to take a moment to communicate with you, the shareholders of Earth Biofuels, Inc. (OTCBB: EBOF), regarding the progress of the Company.  The past year has been challenging.  Despite the many obstacles this Company and the industry of alternative fuels as a whole have faced, we at Earth Biofuels remain committed to the belief that not only is the future bright for alternative fuels, but that it is an absolutely essential part of our country’s energy policy.  This vision has kept us committed to the survival and success of our Company.

Earth Biofuels is a small company in an emerging industry that met with significant market resistance beginning early in 2007 due to rising biofuels feedstock prices and the uncertainties and difficulties that new industries inherently  face.  In spite of these challenges, we believe that the Company’s strategy and future are sound.  In 2008, we believe that we will turn the corner by capitalizing on our successes and turning our setbacks into new opportunities.  Webelieve that our vision and resolve have only been strengthened by the difficulties of 2007.  Further, through perseverance, 2008 will be a year that many of the Company’s original objectives will be brought to life for all to see.

In the coming year, the Company’s plan will focus on four main components:

ALT LNG, Inc. – Applied Liquefied Technologies, Inc., (“ALT”) is a wholly-owned subsidiary of Earth Biofuels.  It is currently the second largest producer and marketer of vehicle-grade Liquefied Natural Gas (LNG) in the western United States.  www.altlng.com

“BioWillie®” Biodiesel – Earth Biofuels, Inc. will continue this production and marketing segment via the ongoing licensing and distribution of “BioWillie®” Biodiesel fuel.  Critical to biodiesel production is control of economical feedstock oils – the Company has a heightened focus on this aspect.  www.biowillieusa.com

“Willie’s Place at Carl’s Corner” – Earth Biofuels, Inc. is involved in the rebuilding of this one-of-a-kind, full-service truck stop and entertainment destination, slated for its grand opening in Summer 2008.  This will allow for the further development of our retail distribution and sales objectives. www.williesplacetx.com

The Company will continue to explore the development of cellulosic ethanol production technologies.

March 10, 2008
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With crude oil prices reaching an all-time high and with consumer demand predicted to outpace supply in the very near future, the renewable fuels industry (and Earth Biofuels, in particular) is perfectly positioned to capitalize in the rapidly-growing, increasingly-necessary alternative fuels sector.  It is exciting to be a part of changing the way the world looks at energy sources and energy policy.

We at Earth Biofuels appreciate your loyalty and patience over the last few months and look forward to your continued support in the future.  Should you have questions or seek further information, please contact Shawne Horn, Director of Corporate Communications.

On behalf of everyone here at Earth Biofuels, I thank you for your support and look forward to providing another update on our progress soon.

Sincerely,

Dennis G. McLaughlin III
CEO and Chairman